Ex.-(a)(ii)

CERTIFICATE OF AMENDMENT

TO

THE GABELLI NATURAL RESOURCES, GOLD & INCOME TRUST

(THE “TRUST”)

AGREEMENT AND DECLARATION OF TRUST

DATED AUGUST 15, 2008

(THE “DECLARATION”)

Pursuant to Section 8.1 of the Declaration, the undersigned hereby certifies that the following amendment in its entirety of Section 1.1 of the Declaration of The Gabelli Natural Resources, Gold & Income Trust was duly adopted by the Trustees in accordance with the Declaration at a meeting held on November 16, 2011, to be effective December 1, 2011:

“Section 1.1 Name. This Trust shall be known as the ‘GAMCO Natural Resources, Gold & Income Trust by Gabelli’ and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine.”

This Certificate of Amendment shall, upon insertion in the Trust’s minute books, be conclusive evidence of the amendment contained herein.

IN WITNESS WHEREOF, this Certificate of Amendment to the Declaration has been duly executed this 1st day of December 2011 by the undersigned Trustee of the Trust who acknowledges that this document is his voluntary act and deed and that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects.

/s/ Anthony J. Colavita
Anthony J. Colavita
As Trustee and not Individually